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                         [ARTHUR ANDERSEN LETTERHEAD]


               Exhibit 16.1


September 5, 1995

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


Gentlemen:

We have read Item 4, Paragraphs 1, 2, 3 and 5, included in the attached Form 8-K dated August 29, 1995, of Dyna Group International, Inc. filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.


Very truly yours,

Arthur Andersen LLP